SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Definitive Proxy Statement
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Soliciting Material Pursuant to Section 240.14a-12

Giant Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GIANT INDUSTRIES, INC.

23733 North Scottsdale Road
Scottsdale, Arizona 85255

Notice of Annual Meeting of Stockholders

To the Stockholders of Giant Industries, Inc.:

      The Annual Meeting of Stockholders of Giant Industries, Inc. (the “Company”) will be held at the corporate headquarters of the Company located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, on Tuesday, May 1, 2001, at 3:00 p.m., for the following purposes:

1. To elect two directors to Class III of the Board of Directors in accordance with Article FIFTH of the Restated Certificate of Incorporation;

2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 2001; and

3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

      Only holders of record of the Company’s Common Stock at the close of business on March 16, 2001, will be entitled to notice of, and to vote at, such meeting. A list of stockholders entitled to vote at the meeting will be open for inspection during ordinary business hours at the Company’s corporate headquarters for any purpose germane to the meeting for 10 days prior to the date of the meeting.

      Your attention is directed to the accompanying Proxy Statement. It is important that your shares be represented and voted whether or not you expect to attend the meeting in person. Therefore, please date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

By Order of the Board of Directors

JAMES E. ACRIDGE
Chairman of the Board of Directors

Scottsdale, Arizona

March 30, 2001

GIANT INDUSTRIES, INC.

23733 North Scottsdale Road
Scottsdale, Arizona 85255

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Giant Industries, Inc., a Delaware corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 1, 2001, at 3:00 p.m., or at any postponement or adjournment thereof. The Annual Meeting will be held at the corporate headquarters of the Company located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

      This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about April 6, 2001. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy, (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares, or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy that is not revoked will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If you return a properly signed and dated proxy card but do not mark any choices on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

      Only holders (the “Stockholders”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 16, 2001 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. On the Record Date there were 8,948,008 shares of Common Stock outstanding and 246 record holders of the Company’s Common Stock. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors, and an affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the Stockholders for their consideration. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a proposal has been approved. Proxies will be tabulated by the Company’s transfer agent. The Company shall, in advance of the Annual Meeting, appoint one or more Inspectors of Election to count all votes and ballots at the Annual Meeting and make a written report thereof.

      Proxies will be solicited from the Company’s Stockholders by mail. The cost of solicitation of proxies by the Board will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, executive officers and employees of the Company personally, by telephone, or by mail. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company’s Common Stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

      The Annual Report of the Company for the year ended December 31, 2000, is being mailed to Stockholders with this Proxy Statement.

ELECTION OF DIRECTORS

Nominees

      The Board of Directors (the “Board”) of the Company currently consists of six members. In September 2000, the size of the Board was increased from five to six directors and the Board elected Michael H. K. Starr to the Board as a Class II Director. In accordance with the terms of the Company’s Restated Certificate of Incorporation, the directors are divided into three classes. There currently are two Class I directors, two Class II directors and two Class III directors. The term of office of the two Class III directors expires at the 2001 Annual Meeting of Stockholders.

      The Board of Directors proposes that Mr. James E. Acridge and Mr. Richard T. Kalen, Jr. be elected to serve as the Company’s Class III directors for a term of three years until the Annual Meeting of Stockholders in 2004 and until their successors are elected and qualified. Both of these nominees are currently serving as Class III directors, and a brief description of the business experience of each nominee is set forth below. UNLESS OTHERWISE INSTRUCTED, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE ELECTION OF SUCH NOMINEES. Both nominees have consented to being named herein and have indicated their intention to serve if elected. If for any reason either nominee should become unable to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board.

Nominee	Age (as of March 1, 2001), Principal Occupation and Business Experience

James E. Acridge	James E. Acridge, age 60, has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since October 1989. Mr. Acridge also serves as Chairman of the Nominating Committee. Mr. Acridge started Giant Industries Arizona, Inc. (“Giant Arizona”) in 1969. The Company was formed in 1989 in connection with the concurrent initial public offering of stock by the Company and the reorganization of Giant Arizona and Hixon Development Company (“Hixon”). As a result of the reorganization, Giant Arizona and Hixon became the principal wholly-owned subsidiaries of the Company. Subsequent to the reorganization, Hixon was renamed Giant Exploration and Production Company (“Giant E&P”). Giant E&P sold substantially all of its assets in August 1996, and the stock of Giant E&P was sold in September 2000. Mr. Acridge has served continuously as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and Giant Arizona since their formation. Since its acquisition by Giant Arizona in June 1997, Mr. Acridge also has served as Chairman of the Board of Phoenix Fuel Co., Inc. (“Phoenix Fuel”).
Richard T. Kalen, Jr.	Richard T. Kalen, Jr., age 58, has served as a director of the Company since December 1989. Mr. Kalen also serves as Chairman of the Compensation Committee and as a member of the Audit and Nominating Committees. He has been the President and owner of Kalen & Associates, an executive search and consulting firm, since April 1988.

      The Board of Directors unanimously recommends a vote FOR its nominees for Director.

Other Directors and Executive Officers

      The remaining directors and executive officers of the Company, as of March 1, 2001, are listed below:

	Age as of
Name	March 1, 2001	Position	Class(1)

Anthony J. Bernitsky, Jr.	71	Director	I 2002
F. Michael Geddes	61	Director	I 2002
Michael H. K. Starr	60	Director	II 2003

	Age as of
Name	March 1, 2001	Position	Class(1)

Fredric L. Holliger	53	Director, Executive Vice President, and Chief Operating Officer	II 2003
Morgan Gust	53	Executive Vice President
Jack W. Keller	56	President of the Company’s Phoenix Fuel Strategic Business Unit
Miguel A. Foegal	48	Executive Vice President of the Company’s Retail Group Strategic Business Unit
Carl D. Shook	62	Executive Vice President of the Company’s Refining Group Strategic Business Unit
C. Leroy Crow	50	Executive Vice President of the Company’s Refining Group Strategic Business Unit
Kim H. Bullerdick	47	Vice President, General Counsel, and Secretary
Mark B. Cox	42	Vice President, Treasurer, Financial Officer, and Assistant Secretary
Gary R. Dalke	48	Vice President, Controller, Accounting Officer, and Assistant Secretary

(1)	Each director’s term of office expires in the year set forth opposite his name above. The Directors elected at the Annual Meeting of Stockholders will be elected for a term of three years and will hold office until their successor has been elected and qualified. Each officer serves until his successor is chosen and qualified or until his earlier resignation or removal.

      Anthony J. Bernitsky, Jr. has served as a director of the Company since August 1996. Mr. Bernitsky also serves as a member of the Compensation Committee and the Nominating Committee. From its formation in 1982 through October 1998, Mr. Bernitsky was a co-owner, director and the President of Sandia Oil Company (“Sandia”). Mr. Bernitsky also was a founder, co-owner, officer and director of Sandia Stores, a business that was substantially the same as Sandia. Until October 1998, Sandia operated a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation. In October 1998, Sandia leased all of its operating assets to an unrelated company then known as Sandia Acquisition Company (“SAC”). SAC subsequently was renamed Sandia Oil Company and the original Sandia Oil Company was renamed PoorBern Leasing Company. Mr. Bernitsky remains a co-owner, director and the President of PoorBern Leasing Company. Mr. Bernitsky is not an owner, officer or director of the new Sandia Oil Company. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.

      F. Michael Geddes has served as a director of the Company since September 1991, and is the Chairman of the Audit Committee and a member of the Compensation Committee. He has been the Chairman and President of Geddes and Company, a private investment and consulting firm, since October 1978. He also serves as Chairman and Chief Executive Officer of Coe & Van Loo Consultants, Inc., an engineering and land planning firm; CVL Consultants, Inc., a corporation engaged in engineering and land planning; GS&B Holding, Inc., a holding company with ownership interests in a financial futures brokerage firm; Eagle Western Properties Company, a firm involved in real estate management, development and investment; and Athearn, Inc., a manufacturer of HO scale model trains.

      Michael H. K. Starr has served as a director of the Company since September 2000. He has been a Senior Consultant with MAP, Inc., a management consulting firm, since July 1995. Mr. Starr also was a Senior Consultant for MAP, Inc. from July 1989 to July 1994. From July 1994 to July 1995, Mr. Starr was an independent management consultant.

      Fredric L. Holliger has served as a director, Executive Vice President and the Chief Operating Officer of the Company since October 1989. Mr. Holliger joined Giant Arizona as Senior Vice President, and President of the Giant Arizona refining division, in February 1989, and continues to serve as a director, Executive Vice President and the Chief Operating Officer of Giant Arizona. Mr. Holliger also has served as a director and the Chief Executive Officer of Phoenix Fuel since it was acquired by Giant Arizona in June 1997.

      Morgan Gust has served as Executive Vice President of the Company and Giant Arizona since February 1999. From August 1990 to September 1998, Mr. Gust served in various senior management positions for the Company and Giant Arizona, including Vice President, Vice President Administration, General Counsel, and Secretary. From October 1998 until January 1999, Mr. Gust was absent from the Company. Upon returning to the Company in January 1999, Mr. Gust was part of senior management until being elected Executive Vice President by the Board on February 25, 1999.

      Jack W. Keller has served as the President of the Company’s Phoenix Fuel Strategic Business Unit since its formation in February 1999. He also has served as the President of Phoenix Fuel since Phoenix Fuel was acquired by Giant Arizona in June 1997 and as Chief Operating Officer of Phoenix Fuel since May 1998. From 1989 to June 1997, Mr. Keller served in various senior management roles with Phoenix Fuel, including President from December 1996 to June 1997, Chief Operating Officer from 1993 to 1996, and General Manager from 1989 to 1993. From December 1997 to September 1998, Mr. Keller also served as Senior Vice President, Marketing Division of Giant Arizona.

      Miguel A. Foegal has served as Executive Vice President of the Company’s Retail Group Strategic Business Unit and as Executive Vice President, Retail Group of Giant Arizona since May 2000. From March 1999 to May 2000, Mr. Foegal served as Senior Vice President, Retail Marketing for Giant Arizona. Mr. Foegal joined the Company as Vice President, Retail Marketing in February 1998. From January 1992 to February 1998, Mr. Foegal was a Regional Vice President for Circle K/ Tosco Marketing Co., where he was responsible for convenience and gas stores in the western United States.

      Carl D. Shook has served as Executive Vice President of the Company’s Refining Group Strategic Business Unit and as Executive Vice President, Refining Group of Giant Arizona since February 2000. From February 1999 to February 2000, Mr. Shook served as Senior Vice President, Engineering and Technical Services for Giant Arizona. From January 1998 to February 1999, Mr. Shook served as Vice President, Engineering and Analysis for Giant Arizona. From October 1996 until January 1998, Mr. Shook served as Vice President, Corporate Planning and Evaluation for Giant Arizona. From February 1995 until October 1996, Mr. Shook served as Senior Vice President of Refinery Operations for Giant Arizona.

      C. Leroy Crow has served as Executive Vice President of the Company’s Refining Group Strategic Business Unit and as Executive Vice President, Refining Group of Giant Arizona since February 2000. From February 1999 to February 2000, Mr. Crow served as Senior Vice President, Refinery Operations and Raw Material Supply for Giant Arizona. From December 1997 to February 1999, Mr. Crow served as Senior Vice President, Operations Division for Giant Arizona. From February 1996 to June 1997, when it was acquired by Giant Arizona, Mr. Crow served as the Vice President of Operations for Phoenix Fuel. Following the acquisition, Mr. Crow served as Vice President of Operations until December 1997. Prior to joining Phoenix Fuel in February 1996, Mr. Crow was the General Manager of Pro Petroleum, a wholesale fuel distributor in Phoenix, Arizona, from 1993 to 1996.

      Kim H. Bullerdick has served as Vice President and Secretary of the Company and Giant Arizona since December 1998 and General Counsel of the Company and Giant Arizona since May 2000. From December 1998 to May 2000, Mr. Bullerdick also was Legal Department Director of the Company and Giant Arizona. From September 1998 to December 1998, Mr. Bullerdick served as an Assistant Secretary of the Company and Giant Arizona. Mr. Bullerdick joined Giant Arizona in June 1987 as Corporate Counsel. In August 1995, he was appointed Assistant General Counsel of Giant Arizona, and in 1998, he was appointed Associate General Counsel; Manager, Legal Department; and Manager, Regulatory Affairs.

      Mark B. Cox has served as Vice President, Treasurer, Financial Officer and Assistant Secretary of the Company and Giant Arizona since December 1998. From September 1998 to December 1998, Mr. Cox

served as Treasurer and Assistant Secretary of the Company and Giant Arizona. From 1997 to September 1998, Mr. Cox served as Treasurer of the Company and Giant Arizona. From 1994 to 1997, Mr. Cox served as Assistant Treasurer of Giant Arizona.

      Gary R. Dalke has served as Vice President, Controller, Accounting Officer and Assistant Secretary of the Company and Giant Arizona since December 1998. From September 1998 to December 1998, Mr. Dalke served as an Assistant Secretary of the Company and Giant Arizona. From April 1998 to September 1998, Mr. Dalke served as Chief Information Officer of Giant Arizona, and from July 1998 to December 1998, Mr. Dalke served as the Controller for Giant Arizona. From January 1990 to June 1997 when it was acquired by Giant Arizona, Mr. Dalke served as Chief Financial Officer of Phoenix Fuel. From January 1997 to June 1997, Mr. Dalke also was Vice President of Phoenix Fuel. Following the acquisition, Mr. Dalke was Vice President and Chief Financial Officer of Phoenix Fuel from June 1997 to July 1998, and from June 1997 to September 1998, he also was Treasurer of Phoenix Fuel.

Board Meetings and Committees of the Board

      The Board of Directors held eight meetings during 2000. The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. During 2000, all incumbent directors attended 75% or more of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which such director served.

      The Audit Committee of the Board of Directors is comprised of Messrs. Geddes (Chairman), Bernitsky, Starr and Kalen. The Audit Committee, among other functions: (i) recommends to the Board the appointment of the Company’s independent auditor; (ii) ensures that the independent auditor provides annually to the Audit Committee a formal written statement delineating all relationships between the independent auditor and the Company; (iii) actively engages in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; (iv) recommends that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence; (v) receives the audit reports and audit plans submitted by the independent auditor from time to time and submits the same to the Board with the Audit Committee’s recommendations and comments; (vi) reviews and discusses the Company’s audited financial statements with management; (vii) discusses with the Company’s independent auditor any matters required to be discussed by applicable accounting or auditing standards; (viii) performs such duties as are imposed on the Audit Committee under the rules of the Securities and Exchange Commission and the New York Stock Exchange; (ix) consults with the independent auditor on the adequacy and effectiveness of internal controls; (x) reviews and reassesses the continued adequacy of the Audit Committee Charter on an annual basis; and (xi) takes such other actions as the Audit Committee considers appropriate to carry out the normal functions of an audit committee. The Audit Committee held three meetings during 2000 and a fourth meeting scheduled for December 2000 was postponed until January 2001.

      The Compensation Committee of the Board is comprised of Messrs. Kalen (Chairman), Bernitsky and Geddes. The Compensation Committee determines the compensation of the Chief Executive Officer and Chief Operating Officer. It reviews, modifies, if necessary, and approves recommendations by the Chief Executive Officer as to the compensation of other officers and certain key personnel. It also reviews and adopts the Company’s annual bonus plans for management each year. In addition, the Compensation Committee oversees the administration of the Company’s 1989 Stock Incentive Plan and the Company’s 1998 Stock Incentive Plan, as each may be amended (collectively, the “Stock Plans”), but any transaction between the Company or the Stock Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company’s equity securities must be approved by the Board if Compensation Committee approval would not exempt the transaction from Section 16(b) of the Securities Exchange Act of 1934, as amended. The Compensation Committee held four meetings during 2000.

      The Nominating Committee of the Board of Directors is comprised of Messrs. Acridge (Chairman), Bernitsky and Kalen. The Nominating Committee studies and makes recommendations concerning the composition of the Board and the committees thereof, reviews the qualifications of potential candidates for director of the Company and recommends to the Board nominees for election as directors. The Nominating Committee also will consider as nominees for director persons recommended by the stockholders. Such recommendations should be sent to the Secretary of the Company not later than 120 days preceding the next Annual Meeting of Stockholders at which directors are to be elected and should include the address of the person and a brief description of his or her qualifications. The Nominating Committee did not meet during 2000, and its functions were performed as a part of a meeting of the full Board.

Compensation of Directors

      Each director who is not an employee of the Company is entitled to compensation for services rendered as a board member calculated as follows: (i) $1,500 per month for each calendar month or portion thereof during which such person was a director, (ii) $1,500 for each in-person meeting and $500 for each telephonic meeting of the Board attended by such director, and (iii) $750 for the Chairman and $500 for each member of the Board’s Audit, Compensation and Nominating Committees for each in-person committee meeting attended by such director. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to the Chief Executive Officer and the five other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2000 (collectively, the “named executive officers”) for services rendered to the Company and its subsidiaries during the periods indicated.

Summary Compensation Table

							Long-Term
							Compensation
	Annual Compensation						Awards

					Other		Securities	All Other
					Annual		Underlying	Compen-
		Salary	Bonus		Compen-		Options/	sation
Name and Principal Position	Year	($)(1)	($)		sation($)		SARS(#)	($)(2)

James E. Acridge	2000	$589,950	$400,000		$108,317	(3)	–0–	$47,975
Chairman of the Board,	1999	583,044	487,500			(4)	–0–	4,800
President and Chief Executive	1998	584,231	–0–			(4)	167,401	4,800
Officer

Fredric L. Holliger	2000	351,900	112,300			(4)	–0–	15,395
Director, Executive Vice	1999	347,781	175,000			(4)	50,000	4,800
President and Chief	1998	347,308	–0–			(4)	50,000 (5)	4,800
Operating Officer

Morgan Gust	2000	260,820	109,100			(4)	–0–	15,395
Executive Vice President	1999	243,228	175,000			(4)	50,000	4,800
	1998	231,461	–0–			(4)	50,000 (5)	4,800

Jack W. Keller(6)	2000	173,000	236,100	(7)		(4)	–0–	15,395
President of Phoenix Fuel	1999	170,441	180,000	(8)		(4)	–0–	4,800
Strategic Business Unit	1998	—	—		—		—	—

C. Leroy Crow(6)	2000	167,504	246,000	(7)		(4)	–0–	15,395
Executive Vice President	1999	—	—		—		—	—
of Refining Group Strategic	1998	—	—		—		—	—
Business Unit

Gary R. Dalke(6)	2000	165,000	220,800	(7)		(4)	–0–	15,395
Vice President, Controller,	1999	162,614	151,000	(8)		(4)	–0–	4,800
Financial Officer and Assistant	1998	—	—		—		—	—
Secretary

(1)	Includes compensation deferred at the election of the named executive officer.

(2)	The amounts disclosed in this column for 2000 represent: (i) 401(k) Company matching contributions of $5,100 for each of the named executive officers, and (ii) Company contributions to the Company’s

Employee Stock Ownership Plan (the “ESOP”) attributable to 1999, but made in 2000, of $10,295 for each of the named executive officers. In addition, the total for Mr. Acridge includes a distribution of $32,580 from the Company’s ESOP Substitute Excess Deferred Compensation Benefit Plan.

(3)	Total for 2000 includes the incremental cost to the Company attributable to Mr. Acridge’s personal use of the Company aircraft, which was $97,950.

(4)	No such compensation was paid other than perquisites and other personal benefits (including any car allowances and any amounts paid for group medical insurance premiums in excess of amounts paid generally for all salaried employees) that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(5)	Cancelled in 1999 in connection with the termination of the Company’s 1998 Phantom Stock Plan.

(6)	Information for 1998 is not provided for Mr. Keller and Mr. Dalke because neither was an executive officer in 1998. Mr. Keller and Mr. Dalke both became executive officers of the Company on February 25, 1999. Information for 1999 and 1998 is not provided for Mr. Crow because Mr. Crow was not an executive officer in either of those years. Mr. Crow became an executive officer of the Company on March 1, 2000.

(7)	$180,000 of the total bonus received in 2000 by each of Mr. Keller, Mr. Crow and Mr. Dalke represents the final installment of a stay-on bonus the Company agreed to pay to Mr. Keller, Mr. Crow and Mr. Dalke in connection with Giant Arizona’s acquisition of Phoenix Fuel in 1997.

(8)	$90,000 of the total bonus received in 1999 by each of Mr. Keller and Mr. Dalke represent the first installment of the stay-on bonus the Company agreed to pay Mr. Keller and Mr. Dalke in connection with Giant Arizona’s acquisition of Phoenix Fuel in 1997.

      The following table provides information on option exercises during 2000 by the named executive officers and the value of such officers’ unexercised options at December 31, 2000.

Aggregated Option/ SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/ SAR Values

			Number of	Value of
			Securities Underlying	Unexercised In-the-Money
	Shares		Unexercised Options/SARS	Options/at Fiscal
	Acquired On		at Fiscal Year-End (#)	Year-End ($)
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable(1)	Unexercisable(2)

James E. Acridge	–0–	$–0–	142,601/55,800	–0–/–0–

Fredric L. Holliger	–0–	–0–	62,000/10,000	–0–/–0–

Morgan Gust	–0–	–0–	60,000/10,000	$20,625/–0–

Jack W. Keller	–0–	–0–	–0–/–0–	–0–/–0–

C. Leroy Crow	–0–	–0–	–0–/–0–	–0–/–0–

Gary R. Dalke	–0–	–0–	–0–/–0–	–0–/–0–

(1)	Includes 16,000 options for Mr. Acridge and 10,000 options for Mr. Holliger that were exercisable at December 31, 2000, but which expired on February 28, 2001.

(2)	Calculated based upon the difference between the closing market price per share for the Company’s Common Stock on December 29, 2000 (the last business day prior to December 31, 2000), as reported on the New York Stock Exchange, and the exercise price.

Employment Agreements

      The Company has entered into employment agreements with Mr. Acridge, Mr. Holliger and Mr. Gust. These agreements currently provide for base salary at an annual rate as follows: Mr. Acridge — $589,950, Mr. Holliger — $351,900, and Mr. Gust — $260,820. The amounts are subject to change during the respective terms of the agreements as the Board of Directors deems appropriate. All three employment agreements expire on December 10, 2001 and automatically extend for successive one-year periods thereafter unless notice of termination is given by the executive or the Company. Each agreement provides that the executive is entitled to participate in any discretionary bonus, stock option, profit sharing, life insurance, hospitalization and medical coverage, and such other benefit plans that may be applicable to the Company’s senior executive employees.

      If, absent a change in control of the Company (as defined in the agreement), the executive’s employment is terminated by reason of his death or disability (as defined in the agreement), by the Company with cause (as defined in the agreement) or by the executive with or without good reason (as defined in the agreement), the executive (or his estate or beneficiaries) is entitled to: (i) any base salary that has accrued but not been paid as of the termination date, (ii) reimbursement for expenses incurred by the executive in accordance with applicable Company policy prior to the date of termination, (iii) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans, together with any amounts required to be paid in the event of the executive’s death or disability by applicable law, (iv) any discretionary bonus with respect to a prior fiscal year that has been accrued and been earned but has not been paid, (v) exercise all vested, unexercised stock options outstanding at the termination date in accordance with the plans pursuant to which such options were issued, and (vi) a right of first refusal to cause the transfer, to the extent permitted by the terms of the policies, of the ownership of all key-man life insurance policies maintained by the Company on the executive, such transfer to be at the sole cost and expense of the executive (these amounts collectively referred to as the “Termination Amounts”).

      If, absent a change in control of the Company, the executive’s employment is terminated by the Company without cause or the Company or the Board gives written notice to the executive of its intention not to renew the term of the employment agreement, the executive is entitled to receive: (i) the Termination Amounts, and (ii) a lump sum payment equal to his then effective full annual base salary.

      If, at any time within a three-year period following a change in control of the Company, the executive’s employment is terminated by reason of the executive’s death or disability, by the Company with or without cause or by the executive with good reason, or if during such three-year period the term of the agreement is not extended, the executive is entitled to: (i) the Termination Amounts except the rights related to vested stock options described in item (v) above, and (ii) a lump sum payment in an amount equal to three times the sum of (x) the executive’s then effective base salary, and (y) the average of the annual bonuses paid to the executive for the three fiscal years immediately preceding the fiscal year in which the termination occurs. In addition, all unvested stock options or other stock awards owned by the executive that would otherwise have vested after the termination date shall become fully vested and exercisable at the termination date, and the executive (or his estate or beneficiaries) shall have the right to exercise all vested, unexercised stock options or awards outstanding at the termination date (including the accelerated options and awards) in accordance with the terms (except the vesting terms with respect to the accelerated options and awards) of the plans and agreements pursuant to which such options and other awards were issued. For Federal income tax purposes, Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), may limit the deductibility to the Company of any such lump sum payment by the Company. In addition, the Code may require the executive to pay an excise tax on certain amounts in excess of the limits prescribed by the Code. Upon written request to the Company by the executive, the Company must reimburse the executive for certain amounts related to the excise tax paid by the executive.

      Mr. Keller, Mr. Crow and Mr. Dalke entered into Employment Agreements in connection with Giant Arizona’s acquisition of Phoenix Fuel in June 1997. The agreements expired in April of 2000. Mr. Keller, Mr. Crow and Mr. Dalke remain employed by subsidiaries of the Company, but are no longer parties to employment agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the total return graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

      The duties of the Committee include: (i) establishing the appropriate level of compensation for the Chief Executive Officer and the Chief Operating Officer, (ii) reviewing, modifying if necessary, and approving the Chief Executive Officer’s recommendations for compensation of other officers and certain key personnel, (iii) reviewing and adopting annual bonus plans for management, and (iv) overseeing the administration of the Company’s 1989 Stock Incentive Plan and the Company’s 1998 Stock Incentive Plan (collectively, the “Stock Plans”). Although the Committee oversees the administration of the Stock Plans, any transaction between the Company or the Stock Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company’s equity securities must be approved by the Board if Committee approval would not exempt the transaction from Section 16(b) of the Exchange Act.

      Annual bonus plans generally include criteria for cash bonuses for key personnel who, by the nature and scope of their positions, significantly impact the overall results and success of the Company. The purpose of the 1989 Stock Incentive Plan is to enable the Company and its subsidiaries to obtain and retain competent personnel who will contribute to the Company’s success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value. The purpose of the 1998 Stock Incentive Plan is to attract, retain and motivate officers and other key employees of and consultants to the Company and its subsidiaries and to provide such persons with incentives and rewards for superior performance linked to the profitability of the Company’s business and increases in stockholder value.

      The major elements considered by the Committee in establishing executive compensation are the following:

(1) The level of compensation paid to executive officers in similar positions by other companies. To ensure that pay is competitive, the Committee, from time to time, compares the Company’s total compensation and benefits packages with those of other companies in the same or similar industries or with other similar attributes such as size or capitalization. Some, but not all, of these companies are included in the S&P Industrials Index and the S&P Energy Composite Index that are used for comparative purposes in the total return graph which follows this report. Many of the companies used in such indexes are engaged in different businesses than those engaged in by the Company and almost all are larger. The Committee recognizes that the Company’s asset and business mix is rather unique given the Company’s relatively small size, making direct comparisons of compensation difficult. The Committee also recognizes, however, that total compensation for similar positions must be competitive to attract and retain competent executives.

(2) The individual performance of each executive officer. Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills, teamwork and demonstration of the Company’s core values.

(3) The responsibility and authority of each position relative to other positions within the Company.

(4) Corporate performance and business unit performance. Corporate performance and business unit performance are evaluated both subjectively and objectively. Subjectively, the Committee discusses and makes its own determination of how the Company and each business unit performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance and business unit performance are measured by earnings, cash flow and other financial results compared to budgeted results.

(5) Incentives for executive officers to make decisions and take actions that will increase the market value of the Company’s Common Stock over the long term and that encourage such officers to remain with the Company as long-term employees.

      In the case of base salary and awards granted under the Stock Plans to executive officers, the application and weight given each of these factors is not done mechanically or quantitatively, but rather the Committee uses its discretion, best judgment and the experience of its members to examine the totality of all of the relevant factors. In exercising this discretion, the Committee believes that it generally tends to give greater weight to factors (1), (2), and (3) above in fixing base salary and any merit/ cost of living increase and to factor (5) in making awards under the Stock Plans. In applying factor (1), the Committee believes that total compensation does not exceed the mid-range of amounts paid to equally competent employees in similar positions at other companies, after giving effect to the fact that the Company does not have a defined benefit or actuarial pension plan while contributions by companies with such plans tend to be quite significant, and the Committee’s belief that the Company has historically granted fewer stock options than appears to be the practice at other companies.

      In deciding on salary increases for 2000 for the Company’s Chief Executive Officer and Chief Operating Officer, the Committee considered the above referenced factors and the potential bonuses available under the 2000 Annual Bonus Plan (the “Plan”) discussed below. As a result of giving greater weight to the bonuses potentially available under the Plan, the Committee did not authorize an increase in their salaries. The salaries of the Company’s other executive officers were set by the Chief Executive Officer, subject to the Committee’s review. These executive officers also did not receive a salary increase for 2000.

      The Company’s bonus plans generally are administered as to eligible personnel other than the Chief Executive Officer and Chief Operating Officer by an Administrative Committee consisting of certain designated members of senior management, including the Chief Executive Officer and Chief Operating Officer. As to the Chief Executive Officer and Chief Operating Officer, the amount of cash bonus to be paid pursuant to a plan is determined by the Committee.

      In the case of cash bonus plans for 2000 for executive officers, as well as for most other employees, the Company adopted the Plan. The Plan provided for the accrual during 2000 of a pool of money from which bonuses could be paid based on an assessment by the Administrative Committee of anticipated Company performance and other factors which it deemed appropriate. To fund the pool, the Company had to meet a predetermined earnings per share threshold.

      Cash bonuses awarded to plan participants under the Plan were to be based on an evaluation of individual performance as reported to the Administrative Committee and a review of Company performance criteria and other factors as the Administrative Committee deemed appropriate. The actual bonus recommended, if any, was to be within the complete and sole discretion of the participant’s supervisor, and was to be subject to the final approval of the Administrative Committee in its sole discretion. To receive a bonus, the participant also had to be employed by the Company at the time the funds were awarded, which according to the Plan could be no later than March 15, 2001. No bonuses were paid to any employees pursuant to this Plan because the Plan’s earnings per share threshold was not met.

      After determining that the Plan’s earnings per share threshold would not be met, the Committee authorized the creation of a smaller pool of money from which discretionary bonuses for services rendered to the Company in year 2000 may be paid by the Administrative Committee to employees, including the Company’s executive officers, with the exception of Mr. Acridge, the Company’s Chief Executive Officer, and Mr. Holliger, the Company’s Chief Operating Officer. The Administrative Committee was directed to award bonuses only to a limited number of deserving employees utilizing such factors as it deemed appropriate, such as an employee’s extraordinary service to the Corporation. For a limited number of employees, including the Company’s executive officers eligible for this bonus, the Administrative Committee also considered that no salary increases had been awarded to these individuals for services rendered in 2000. This pool was funded. Each executive officer that was eligible for a bonus under this Plan received a bonus for services rendered to the Company in 2000. To receive a bonus, the executive officer needed to be employed by the Company on the date that the bonus was paid, which was March 14, 2001.

      Mr. Holliger’s cash bonus for 2000 was determined by considering: (i) the Company’s overall performance; (ii) his individual performance and the contribution that he made to the success of the Company; (iii) the Company’s accomplishments during the year, including the Company’s acquisition of over one million shares of its Common Stock pursuant to a tender offer, the sale of eight service stations and other property as part of the Company’s ongoing effort to dispose of non-strategic or underperforming assets, and the acquisition of a crude oil gathering system from ARCO Mid-Con LLC; (iv) that no salary increases had been awarded to the Company’s executive officers, including Mr. Holliger, for services rendered in 2000; and (v) the compensation paid to executive officers by other companies. The 2000 bonus paid to Mr. Acridge was determined by considering the results of executive compensation research that had been conducted by the Committee, as well as various other information relevant to the total compensation paid to, and benefits provided to, him. The Committee also considered the Chief Executive Officer’s performance and the substantial contribution that he had made to the success of the Company.

      The Committee and the Board reserve the right, in their sole discretion, to amend, modify or eliminate the annual bonus plan or its application or administration, in whole or in part, in future years. If the Committee determines to continue such a plan to future years, the elements of the plan will be adjusted to reflect the amount of earnings to be required before the plan becomes effective, the range of bonuses payable at various levels of earnings and other such matters.

      The Revenue Reconciliation Act of 1993 includes a provision limiting tax deductions for certain executive compensation in excess of $1,000,000 for each executive. Qualified performance based compensation, payments made to tax qualified retirement plans and the payment of excludable fringe benefits are, however, not included in the deduction limit. In addition, compensation otherwise subject to the limit paid pursuant to a binding written contract in effect on February 17, 1993 and at all times thereafter is not subject to the deduction limit. The Committee has analyzed the impact of this tax law on the compensation policies of the Company, has determined that historically the effect of this provision on the taxes paid by the Company is not significant, and has decided for the present to not modify the compensation policies of the Company based on such tax law. The Committee will periodically reconsider its decision as circumstances dictate.

Compensation Committee:

Richard T. Kalen, Jr. (Chairman)
Anthony J. Bernitsky
F. Michael Geddes

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,

S&P INDUSTRIALS INDEX, AND S&P ENERGY COMPOSITE INDEX(1)

[LINE GRAPH]

	Giant Industries, Inc.	S&P Industrials-LTD	Energy-500

Dec 95	100.00	100.00	100.00
Dec 96	115.91	123.00	125.78
Dec 97	159.43	161.16	157.53
Dec 98	79.64	215.47	158.38
Dec 99	71.14	271.23	188.47
Dec 00	62.11	227.15	215.12

(1)	Assumes $100 invested on December 31, 1995, and dividends reinvested. Historical performance does not necessarily predict future results.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Kalen, Bernitsky and Geddes served on the Compensation Committee throughout 2000. No member of the Committee was an officer or employee or former officer or employee of the Company or any of its subsidiaries. During 2000, there were no relationships required to be disclosed pursuant to Item 402(j)(3) of Regulation S-K.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of March 15, 2001 (unless otherwise noted) by: (i) each director and nominee for director of the Company, (ii) each named executive officer, and (iii) all executive officers and directors of the Company as a group (14 persons). Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of the Company’s Common Stock, except to the extent that authority is shared by spouses under applicable law. The Common Stock constitutes the only outstanding class of equity securities of the Company.

			Options
			Exercisable
			Within 60			Total
			Days of			Beneficially	Percent
Name	Common Stock		March 15	ESOP(1)		Owned	Of Class

James E. Acridge	1,874,317	(2)(3)	126,601	0	(4)	2,000,918	22.05%
Fredric L. Holliger	23,927	(5)	52,000	9,713		85,640	*
Morgan Gust	500		60,000	5,903		66,403	*
Jack W. Keller	0		0	878		878	*
C. Leroy Crow	0		0	878		878	*
Gary R. Dalke	0		0	878		878	*
Anthony J. Bernitsky, Jr.	30,000	(6)	0 (7)	0	(7)	30,000	*
F. Michael Geddes	10,200		0 (7)	0	(7)	10,200	*
Michael H. K. Starr	100		0 (7)	0	(7)	100	*
Richard T. Kalen, Jr.	100		0 (7)	0	(7)	100	*
Executive Officers and Directors as a Group (14 Persons)	1,942,759		257,101	30,315		2,230,175	24.23%

*	Less than 1%

(1)	Shares allocated to the individual’s ESOP account as of December 31, 1999, the most recent date for which information as to individual allocations is available. Each ESOP participant has the right to direct the Trustee to vote the participant’s proportionate share of all shares of Company Common Stock held by the ESOP with such proportionate share being determined by multiplying the total number of shares held by the ESOP by a fraction, the numerator of which is the number of shares allocated to such participant and the denominator of which is the number of shares allocated to all participants’ accounts as of the Record Date. The Trustee of the ESOP and the participants have shared dispositive power with respect to the shares allocated to a participant’s account.

(2)	Includes 200 shares of Common Stock owned by Mr. Acridge’s wife.

(3)	Mr. Acridge has pledged 1,874,017 shares of his Common Stock to various lenders as security for loans, the proceeds of which were used for general purposes and not to finance the acquisition of Common Stock. Mr. Acridge retains the right to direct the voting and disposition of such shares and the right to receive all dividends, subject to standard default provisions.

In connection with one such loan to Mr. Acridge, Mr. Acridge granted a purchase option to the lender for 96,961 shares of Company Common Stock at a price of the lower of $12.00 per share or the average daily closing price on the New York Stock Exchange from December 30, 1999 to the date the option is exercised. Such option may be exercised at any time after the earliest of: (i) December 29, 2001, or (ii) the Company’s execution of a letter of intent, agreement or other document with respect to a transaction or series of transactions relating to a corporate reorganization or other fundamental event that would lead to the delisting of the Company’s capital stock on the New York Stock Exchange. In addition, if at any time Mr. Acridge tenders payment in full of all principal and accrued but unpaid interest under the loan, the lender has five (5) business days to elect, in his sole discretion, to either: (i) accept such payment and surrender his rights under the option, or (ii) exercise the option as an offset of the amounts due under the loan. If the option is not exercised within such five-day period, it expires. Unless the option expires earlier in connection with the repayment of the loan by Mr. Acridge, the option expires on December 29, 2001.

(4)	As of December 31, 1999, Mr. Acridge had 843 Shares allocated to his ESOP account. The cash value of such Shares was paid to Mr. Acridge in August 2000 in accordance with the terms of the ESOP.

(5)	Includes 1,000 shares of Common Stock owned by Mr. Holliger’s minor child as to which Mr. Holliger disclaims beneficial ownership.

(6)	Shares are held in a living trust in which Mr. Bernitsky and his spouse are settlors, co-trustees and beneficiaries.

(7)	To date, non-employee directors have not participated in the Company’s stock incentive plans or the ESOP.

SHARES OWNED BY CERTAIN SHAREHOLDERS

      The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of March 15, 2001 (unless otherwise noted) by each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding Common Stock. Except as set forth below, no other person or entity is known by the Company to beneficially own more than 5% of its outstanding Common Stock.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owners	Ownership	of Class

James E. Acridge(1)	2,000,918	22.05%
23733 N. Scottsdale Road Scottsdale, Arizona 85255

Wells Fargo Bank, N.A.,	1,187,897	13.20%
as Trustee of Giant Industries, Inc. Employee Stock Ownership Plan(2) 343 Sansome Street, 3rd Floor San Francisco, California 94163

Dimensional Fund Advisors Inc.(3)	807,100	8.95%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

FMR Corp.(4)	750,000	8.318%
82 Devonshire Street Boston, Massachusetts 02109

(1)	The nature of the beneficial ownership of the shares held by Mr. Acridge is described in more detail on page 13 hereof in the table regarding Security Ownership of Management.

(2)	Such shares and percent of class are as reported on a Schedule 13G, dated February 5, 2001, filed by Wells Fargo & Company (“WFC”). The Schedule 13G states that WFC is filing the Schedule 13G on behalf of certain of its subsidiaries, including Wells Fargo Bank, N.A.

(3)	Such shares and percent of class are as reported on a Schedule 13G, dated February 2, 2001, filed by Dimensional Fund Advisors Inc. (“Dimensional”). The Schedule 13G states that Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (as used in this paragraph only, collectively, the “Funds”). The Schedule 13G further states that in its role as investment advisor or manager, Dimensional possesses both voting and/or investment power over the Company’s Common Stock owned by the Funds. The Schedule 13G states that all the Company’s Common Stock reported in the Schedule 13G is owned by the Funds, and that Dimensional disclaims beneficial ownership of such securities.

(4)	Such shares and percent of class are as reported on a Schedule 13G, dated February 14, 2001, filed by FMR Corp. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 750,000 shares or 8.318% of the Common Stock outstanding of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 750,000 shares or 8.318% of the Common Stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 750,000 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company during 2000, and Forms 5 and any amendments thereto furnished to the Company with respect to 2000, or written representations that no Forms 5 were required, the Company believes that each person who at any time during 2000 was a director, officer, or greater than 10 percent beneficial owner filed on a timely basis reports required by Section 16(a) during 2000 and prior fiscal years.

CERTAIN TRANSACTIONS

      Giant Arizona leases approximately 46,467 square feet of land used as a service station site in a shopping center immediately adjacent to the Company’s headquarters. The land is owned by an entity in which Mr. Acridge, the Company’s Chairman and Chief Executive Officer, had a 50% interest until October 31, 2000, when he sold such interest. The original 1991 lease agreement established a base rent of $6,875 per month, subject to adjustment upwards every five years based on changes in the Consumer Price Index, for an initial lease term of 10 years with four renewal options of five years each. The rent currently is $8,941 per month. Giant Arizona and the entity each have a right of first refusal upon any sale of the site or the service station, respectively, during the lease term. From January 1, 2000 through October 31, 2000, Giant Arizona paid $91,558 as rent, rental taxes, and common area maintenance expenses under the terms of the lease.

      A partnership controlled by Mr. Acridge currently rents from Giant Arizona approximately 3,900 square feet of excess office space in the Company’s headquarters building. The partnership pays annual rent of $26.00 per square foot. During 2000, the lease was amended three times to modify the amount of space being leased from 3,900 square feet to 5,778 square feet, then from 5,778 square feet to 5,561.52 square feet, and then from

5,561.52 square feet back to 3,900 square feet. The rental arrangement is cancelable by either party on thirty (30) days’ prior written notice. During 2000, the partnership paid Giant Arizona $29,329 of the $119,988 due as rent under the terms of the lease, with the remainder to be paid from the proceeds of the 2001 artwork transaction described below.

      From January 1, 2000 to March 31, 2000, Giant Arizona leased approximately 5,590 square feet of office space in an office building owned by a limited liability company controlled by Mr. Acridge. During that period, Giant Arizona paid $39,582 as rent, rental taxes, and common area maintenance expenses under the terms of the lease. Effective April 1, 2000, Giant Arizona subleased the space to a separate corporation controlled by Mr. Acridge. All amounts due from Giant Arizona to the lessor under the lease are paid to the lessor by the sublessee under the terms of the sublease. The current annual rent is $21.07 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The term of the lease is five years with one option to renew for an additional five years. The term of the sublease is from April 1, 2000 through the earlier of the termination of the lease or July 31, 2003. In addition, if the term of the lease is extended, the sublessee has the option to extend the term of the sublease for the same period.

      In addition to the above described space, Giant Arizona leases approximately 8,176 square feet of additional space from the limited liability company described above. Pursuant, however, to a sublease between Giant Arizona and a separate limited liability company controlled by Mr. Acridge, Giant Arizona subleases the space to such entity for use as an inn. The initial term for each of the lease and the sublease is for five years with one option to renew for an additional five years, and the rent under each currently is $21.07 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. All amounts due from Giant Arizona to the lessor under the lease are paid to the lessor by the sublessee under the terms of the sublease. The sublease provides that Giant Arizona may terminate the sublease at any time upon 120 days prior written notice.

      During August and September 2000, the Board approved the repurchase by the Company of 129,466 shares of its Common Stock from Mr. Acridge under the Company’s stock repurchase program for $896,887 or $7.00 per share for 99,466 shares and $6.6875 for 30,000 shares. The per share price paid for the shares was the low price reported for the Company’s Common Stock on the New York Stock Exchange on the dates the purchases were made. In addition, in August 2000, the Board also approved the purchase of certain artwork from Mr. Acridge for display in the Company’s headquarters building. The artwork was purchased at its appraised fair market value of approximately $450,000. A substantial portion of the artwork had been displayed in the Company’s headquarters building for up to 10 years without charge to the Company. In addition, in the first quarter of 2001, the Board authorized the purchase of additional artwork from Mr. Acridge for display in the Company’s headquarters building. The purchase price for such artwork will be the appraised fair market value of the pieces, which the Company anticipates will be approximately $165,000. The proceeds of that transaction will be used by Mr. Acridge to pay balances due on certain amounts owed to Giant Arizona by Mr. Acridge and by entities controlled by Mr. Acridge, including the rent due discussed above. The Company and Mr. Acridge are still in the process of identifying the specific pieces of artwork to be purchased by the Company.

      On January 25, 2001, the Board accepted an offer from Mr. Acridge, on behalf of a trust of which Mr. Acridge is the beneficiary, to sell a parcel of land (the “Jomax Property”) to the Company, or to a company affiliated with the Company, for the lesser of $5,000,000 or the Jomax Property’s appraised value. The property was subsequently sold to the Company for $5,000,000 and a portion of the proceeds from the sale were used by Mr. Acridge to pay all interest due and payable on March 28, 2001 under the terms of the Company’s outstanding loan to Mr. Acridge, which is described below in “Indebtedness of Management.” The trust has an option, exercisable for a period of two years, to repurchase the property at the greater of the amount paid by the Company to purchase the property and the property’s appraised value. The trust also has a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser. This right must be exercised by the trust within three business days after receipt of written notice of the offer from the Company.

      All of the foregoing transactions were reviewed and approved by the Board. It is the policy of the Board to review all related party transactions at least once a year.

INDEBTEDNESS OF MANAGEMENT

      In September 1998, the Company made an unsecured loan to Mr. Acridge, the Company’s Chairman of the Board, President and Chief Executive Officer, in the original principal amount of $4,000,000. The loan bore interest at the rate of the prime rate published in the Western Edition of the Wall Street Journal on September 17, 1998 (the “Prime Rate”) plus 2%. The loan and all accrued interest were due in one lump sum on December 23, 1999. The purpose of the loan was to, among other things, provide Mr. Acridge with additional liquidity in connection with outstanding loans secured by the Company’s Common Stock owned by Mr. Acridge.

      On December 23, 1998, the terms of the loan were modified at the request of Mr. Acridge. The principal amount outstanding was increased to $5,000,000, the interest rate was increased to the Prime Rate plus 3%, and the maturity date was extended to February 28, 2001. In addition, Mr. Acridge agreed to pay all interest accrued through December 31, 1998, and to make semi-annual interest only payments thereafter.

      On March 1, 2000, the Board approved a further modification of the terms of the loan. The revised terms provided that all principal and interest, including interest that would otherwise have been payable on December 31, 1999, was due and payable on February 28, 2001. In return for agreeing to the revised terms, the Company received a pledge by an entity owned by Mr. Acridge (the “LLC”) of a 49% equity interest in an entity that owns certain real property in north Scottsdale, Arizona.

      On February 28, 2001, the Board approved a further modification of the terms of the loan. In recognition of the fact that the Company’s purchase of the Jomax Property discussed above had not closed, the maturity date for the loan was extended to March 28, 2001.

      On March 21, 2001, the Board approved an additional two-year extension of the loan’s maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, the payment by Mr. Acridge of all interest due and payable through March 28, 2001. In return for the extension of the loan, Mr. Acridge provided additional security for the loan by pledging all of his equity interest in the LLC.

      The largest amount of principal and interest outstanding under the loan since January 1, 2000 was $5,938,008, which included $938,008 of accrued interest. The amount of indebtedness outstanding under the loan as of March 29, 2001 was $5,000,000.

AUDIT COMMITTEE REPORT

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) makes this report pursuant to Item 306 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Items 306(c) and (d) of Regulation S-K and Item 7(e)(3)(v) of Schedule 14A.

      In accordance with the written charter adopted by the Board, a copy of which is attached hereto as Appendix A, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Committee met three times, and a fourth meeting scheduled for December 2000 was postponed until January 2001. Additionally, the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s accounting officer and Deloitte & Touche LLP, the Company’s independent auditors, prior to public release. Each member of the Committee is independent as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual.

      In discharging its oversight responsibility as to the audit process, the Audit Committee: (i) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the

Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the auditors any relationships that may impact their objectivity and independence, and (iii) satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. In addition, the Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for preparing the Company’s financial statements and the independent auditors have the responsibility for examining those statements.

      Based on the review and discussions with management and the independent auditors described in the preceding three paragraphs, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors and the Board concurred in such recommendation.

Audit Committee:

F. Michael Geddes (Chairman)
Anthony J. Bernitsky
Richard T. Kalen, Jr.
Michael H. K. Starr

AUDIT FEES

      The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements by Deloitte & Touche LLP, the Company’s principal accountant, for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company’s Forms 10-Q for such year, were $211,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      The aggregate fees billed for the professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2000, were $0.00.

ALL OTHER FEES

      The aggregate fees billed to the Company by Deloitte & Touche LLP for all services other than those described above under the headings “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2000, were $90,000.

      The Audit Committee has considered whether the provision of the above summarized non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible.

RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2001, subject to final approval of the Audit Committee and ratification by the Stockholders at the Annual Meeting. Deloitte & Touche LLP served as independent auditors for the Company for the year ended December 31, 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

STOCKHOLDERS’ PROPOSALS

      The Company welcomes comments or suggestions from its stockholders. In the event that a stockholder desires to have a proposal formally considered at the 2002 Annual Meeting of Stockholders, and evaluated by the Board for inclusion in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before November 30, 2001.

      In the event that a stockholder desires to present a proposal at the Company’s 2002 Annual Meeting without seeking to have the proposal included in the Company’s Proxy Statement, Company proxies will not be allowed to use their discretionary voting authority in connection with the proposal if the stockholder provides a written statement to the Company that the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. The statement must be provided to the Company within the time period specified in the Company’s Bylaws for the receipt of stockholder notices. The Company’s Bylaws provide that notice of a stockholder proposal must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Company must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Amended and Restated Certificate of Incorporation or By-Laws of the Company, the language of the proposed amendment; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (iii) the class and number of shares of capital stock of the Company which are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The stockholder must include the statement in the stockholder’s filed proxy materials. Immediately after the stockholder solicits the percentage of stockholders required to carry the proposal, the stockholder must also provide the Company with a statement from a solicitor or other person with knowledge confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. All statements should be sent in writing to the Secretary of the Company at the address set forth on the first page hereof.

OTHER MATTERS

      The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be properly presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the Annual Meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

By Order of the Board of Directors

KIM H. BULLERDICK
Secretary, Vice President
and General Counsel

Scottsdale, Arizona

March 30, 2001

APPENDIX A

Giant Industries, Inc.

Audit Committee Charter

Composition

      The Audit Committee (the “Committee”) of Giant Industries, Inc. (the “Company”) shall consist of at least three directors including a chairperson. Members of the Committee shall be appointed by the Board of Directors (the “Board”). The members of the Committee shall meet the independence and experience standards of the New York Stock Exchange.

Responsibilities

      The Committee shall recommend to the Board the appointment of the Company’s independent auditor. The independent auditor shall be ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for stockholder approval in any proxy statement). The Committee shall: (1) ensure that the independent auditor provides annually to the Committee a formal written statement delineating all relationships between the independent auditor and the Company, (2) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (3) recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

      The Committee also shall:

1. receive the audit reports and audit plans submitted by the independent auditor from time to time and submit the same to the Board with the Committee’s recommendations and comments;

2. review and discuss the Company’s audited financial statements with management;

3. discuss with the Company’s independent auditor any matters required to be discussed by applicable accounting or auditing standards;

4. perform such duties as are imposed on the Committee under the rules of the Securities and Exchange Commission and the New York Stock Exchange;

5. consult with the independent auditor on the adequacy and effectiveness of internal controls;

6. review and reassess the continued adequacy of this Audit Committee Charter on an annual basis; and

7. take such other actions as the Committee considers appropriate to carry out the normal functions of an audit committee.

      The Committee shall meet on a regular basis, typically at least two times a year, and is empowered to hold special meetings as circumstances require. The Committee may request any officer or employee of the Company, the Company’s outside counsel, or the Company’s independent auditor to attend any meetings of the Committee or to meet with any members of, or consultants to, the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

      The Committee chairperson shall make regular reports to the Board on the Committee’s activities.

      While the Committee has the responsibilities set forth in this Charter, it is not the Committee’s responsibility to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

      The Committee adheres to the Company’s policy of equal employment by prohibiting discrimination in hiring, promotion, compensation, and other conditions of employment.

PROXY	GIANT INDUSTRIES, INC.	PROXY
23733 North Scottsdale Road
Scottsdale, Arizona 85255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GIANT INDUSTRIES, INC.

   Gary R. Dalke, Mark B. Cox, and Kim H. Bullerdick, and each of them, are appointed proxies, with full power of substitution, to vote all of the stock of the undersigned shown on the reverse side hereof at the Annual Meeting of Stockholders of Giant Industries, Inc., to be held on Tuesday, May 1, 2001, or at any postponement or adjournment thereof, with the same effect as if the undersigned were present and voting the stock on all matters set forth in the Notice of Annual Meeting of Stockholders, dated March 30, 2001, and the Proxy Statement, dated March 30, 2001, as directed on the reverse side hereof.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Item 1, FOR Item 2 and in accordance with the best judgment of the proxies or any of them on any other matters which may properly come before the meeting.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.

(Continued and to be signed on the other side.)

Giant Industries, Inc.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

The Board of Directors recommends a vote FOR the nominees listed below and FOR Item 2.

1.	Election of Directors —

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Nominees:	James E. Acridge and Richard T. Kalen, Jr.	[ ]	[ ]	[ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.)

2.	Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 2001.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated: _______________, 2001	Signature(s)_________________________________________ __________________________________________________

Please date and sign exactly as your name or names appear herein. Persons signing in a fiduciary capacity or as corporate officers should so indicate.

- FOLD AND DETACH HERE -

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.